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Exhibit a(1)(i)

Offer to Purchase for Cash
by
UTStarcom Holdings Corp.
of
Up to 25,000,000 of its Ordinary Shares
At a Purchase Price of $1.20 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON THURSDAY, JANUARY 3, 2013, UNLESS THE OFFER IS EXTENDED
(SUCH TIME AND DATE, AS MAY BE EXTENDED, THE "EXPIRATION DATE").

         UTStarcom Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands (the "Company," "UTStarcom," "we," "us" or "our"), invites its shareholders to tender up to 25,000,000 of its ordinary shares, $0.00125 par value per share (the "Shares"), for purchase by UTStarcom at a price of $1.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the "Offer").

         Only Shares properly tendered, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 25,000,000 Shares are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

         If we purchase 25,000,000 Shares in the Offer, we would purchase approximately 17.4% of the Shares issued and outstanding as of November 21, 2012.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

         The Shares are listed and traded on the NASDAQ Global Select Stock Market under the symbol "UTSI." On November 29, 2012, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $0.92 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8 .

         OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, JEFFERIES & COMPANY, INC., THE DEALER MANAGER FOR THE OFFER (THE "DEALER MANAGER"), ALLIANCE ADVISORS LLC, THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR COMPUTERSHARE TRUST COMPANY N.A., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

         Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

         If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Jefferies

November 30, 2012

 IMPORTANT

        If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on Thursday, January 3, 2013, or any later time and date to which the Offer may be extended:

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

  •
  if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company N.A., the Depositary for the Offer;

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

  •
  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction within the United States where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        The information contained or incorporated by reference in this Offer to Purchase is based upon information provided solely by the Company. None of the Dealer Manager, the Information Agent or the Depositary has independently verified or makes any representation or warranty, express or implied, or assumes any responsibility, for the accuracy or adequacy of the information contained or incorporated by reference herein.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

        Unless we otherwise specify, when used in this Offer to Purchase, the terms "UTStarcom," the "Company," "we," "our" and "us" refer to UTStarcom Holdings Corp. and its subsidiaries, except that when such terms are used in this Offer to Purchase in reference to the tender offer, they refer specifically to UTStarcom Holdings Corp.

i

 SUMMARY TERM SHEET

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

        The issuer of the Shares, UTStarcom Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands, is offering to purchase the Shares. See Section 1.

What is UTStarcom offering to purchase?

        We are offering to purchase up to 25,000,000 Shares. See Section 1.

What is the purpose of the Offer?

        We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company's future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value.

        We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

        The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders (as described below) who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

How many Shares do you intend to purchase in the Offer?

        We intend to purchase up to 25,000,000 Shares in the Offer or such lesser number of Shares as are properly tendered and not properly withdrawn. If we purchase 25,000,000 Shares in the Offer, we would purchase approximately 17.4% of the Shares issued and outstanding as of November 21, 2012. If more than 25,000,000 Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered on a pro rata basis, except for "odd lots" (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

What will be the form of payment for the Shares accepted in the Offer?

        If we purchase your Shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See "Introduction," Section 1, Section 3 and Section 5.

How will you pay for the Shares?

        Assuming that 25,000,000 Shares are purchased in the Offer at $1.20 per Share, the aggregate purchase price will be $30 million. We intend to use cash on hand to purchase Shares in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires. The Offer will expire on Thursday, January 3, 2013, at 5:00 P.M., New York City time, or any later time and date to which the Offer may be extended. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for tendering your Shares. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including:

  •
  no specified legal action shall have been threatened, pending or taken with respect to the Offer;

  •
  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

  •
  no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on November 29, 2012, the last trading day prior to commencement of the Offer, shall have occurred;

  •
  no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after the date of this Offer to Purchase nor shall any material escalation of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase have occurred;

  •
  no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

  •
  no person shall have proposed, announced or made a tender or exchange offer for the Shares, merger, business combination or other similar transaction involving us (other than the Offer);

  •
  no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before November 29, 2012). In addition, no new group shall have been formed that beneficially owns more than 5% of the outstanding Shares;

  •
  no person (including a group) that has publicly disclosed in a filing with the SEC on or before November 29, 2012 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares (other than by virtue of the Offer made hereby);

  •
  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

  •
  no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

  •
  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Global Select Stock Market or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following before 5:00 P.M., New York City time, on Thursday, January 3, 2013, or any later time and date to which the Offer may be extended:

  •
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

  •
  If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time before 5:00 P.M., New York City time, on Thursday, January 3, 2013, or any later time and date to which the Offer may be extended, in which case you may withdraw your Shares until the Expiration Date, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on Wednesday, January 30, 2013. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw Shares previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

        We will purchase Shares on the following basis:

  •
  first, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares and do not properly withdraw them before the expiration of the Offer;

  •
  second, after the purchase of all of the Shares properly tendered and not properly withdrawn by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

  •
  third, only if necessary to permit us to purchase 25,000,000 Shares (or such greater amount of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

        Therefore, it is possible that we will not purchase all of the Shares that you tender. See Section 1.

What does the Board of Directors think of the Offer?

        Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will your directors and executive officers tender Shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

        After completion of the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

Following the Offer, will you continue as a public company?

        Yes. Following completion of the Offer, we believe that the Shares will continue to be listed on the NASDAQ Global Select Stock Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Shares to be delisted from the NASDAQ Global Select Stock Market or to be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

When and how will you pay me for the Shares I tender?

        We will pay the purchase price net to the seller, in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and pay for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

        If you are a holder of vested stock options, you may exercise your vested options and tender any Shares issued upon such exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See "Introduction" and Section 3.

What is the recent market price of my Shares?

        On November 29, 2012, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on NASDAQ Global Select Stock Market was $0.92 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. See "Introduction" and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. If you are a Non-U.S. Holder (as defined in Section 13) the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. Please see Section 13 for a more detailed discussion on the tax treatment of the Offer to U.S. and Non-U.S. Holders. All shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

Who should I contact with questions about the Offer?

        If you have any questions regarding the Offer, please contact Jefferies & Company, Inc., the Dealer Manager for the Offer, at (877) 547-6340 (toll free), or Alliance Advisors LLC, the Information Agent for the Offer, at (877) 777-5603 (toll free). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference herein) contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements include but are not limited to statements regarding the effect of the Offer on the continued listing and registration of our Shares, future plans for the Company and the reverse share split announced by the Company. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict.

        These risks and other factors include, but are not limited to, those described under the "Risk Factors" section and elsewhere in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, our subsequent periodic and current reports, and the following:

  •
  our ability to complete the Offer;

  •
  our ability to complete the reverse share split;

  •
  our ability to continue to meet the minimum listing requirements for the NASDAQ Global Select Stock Market;

  •
  fluctuations in the market price of our Shares;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases; and

  •
  changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

        Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of the dates they are made.

 INTRODUCTION

To the holders of our ordinary shares:

        We invite our shareholders to tender up to 25,000,000 of our ordinary shares, par value $0.00125 per share, for purchase by us at a price of $1.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

        We will only purchase Shares properly tendered and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered. Shares not purchased in the Offer, including Shares not purchased because of the proration or conditional tender provisions, will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

        If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

        We will pay all fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

        As of November 21, 2012, we had 143,695,796 Shares issued and outstanding, and 14,272,816 treasury Shares. If we purchase 25,000,000 Shares in the Offer, we would purchase approximately 17.4% of the Shares issued and outstanding as of November 21, 2012. The Shares are listed and traded on the NASDAQ Global Select Stock Market under the symbol "UTSI." On November 29, 2012, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $0.92 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8 and Section 11.

        Our principal executive offices are located at 52-2 Building, BDA International Enterprise Avenue, No. 2 Jingyuan North Street, Daxing District, Beijing, P.R. China. We can be reached by telephone at +86(10) 8520-5588.

 THE OFFER

1.     Number of Shares; Proration.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to 25,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $1.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the "purchase price"). If less than 25,000,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means 5:00 P.M., New York City time, on Thursday, January 3, 2013, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        We will announce the preliminary results of the Offer promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and pay for tendered Shares until at least four business days after the Expiration Date. We will only purchase Shares properly tendered and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of the proration or conditional tender provisions, to the tendering shareholders at our expense, promptly following the Expiration Date.

        Shareholders can specify the order in which specified portions of their tendered Shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased, due to proration or otherwise, the Depositary will select the order of Shares purchased.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the total number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we seek to increase the number of Shares accepted in the Offer by an amount in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

        In the event that the Offer is oversubscribed, as described below, Shares properly tendered and not properly withdrawn prior to the Expiration Date will be subject to proration, except for "odd lots." The proration period and withdrawal rights will expire on the Expiration Date.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

        Priority of Purchases.    On the terms and subject to the conditions of the Offer, if more than 25,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase such Shares on the basis set forth below:

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  first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

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  tenders all Shares owned beneficially or of record by such odd lot holder (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

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    checks the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

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  second, after the purchase of all of the Shares properly tendered and not properly withdrawn by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase 25,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or, if a tender is conditioned upon the purchase of a specified number of Shares, that none of those Shares will be purchased even though such Shares were tendered.

        As we noted above, we may elect to purchase more than 25,000,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

        Odd Lots.    For purposes of the Offer, the term "odd lots" means all Shares properly tendered by a shareholder (an "odd lot holder") who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, "odd lots" will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering Shares pursuant to the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any odd lot holder wishing to tender all of such odd lot holder's Shares pursuant to the Offer should check the box entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the "odd lot" priority described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or pay for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly following the Expiration Date. After the Expiration Date, shareholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    Our management and our Board of Directors believes that the Offer represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares, and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

        The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

        Our Board of Directors has approved the Offer. In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer, and concluded that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believes that the Offer reflects our confidence in the Company's future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

        Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date.

        Our Board of Directors has authorized us to obtain shareholder approval to effect a 3-for-1 reverse split of our outstanding and authorized ordinary shares. Following the completion of the Offer, we will distribute to shareholders a proposal for the reverse share split and will hold a special meeting of shareholders, at which time we will seek such approval. The timing and details of the special meeting will be communicated at a later date. We expect the reverse share split to be completed by the end of the first quarter of 2013 subject to approval by the shareholders.

        Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

        Certain Effects of the Offer.    Shareholders who decide not to tender their Shares in the offering and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These shareholders will continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ Global Select Stock Market or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ Global Select Stock Market and the conditions of the Offer, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ Global Select Stock Market. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        Shares we acquire pursuant to the Offer will be held as treasury shares until otherwise directed by our Board of Directors.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present dividend rate or policy, our indebtedness or capitalization;

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  any material change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors (although we may fill current or future vacancies on our Board of Directors) or to change any material term of the employment contract of any executive officer;

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  any material change in our corporate structure or business;

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  any class of our equity securities becoming delisted from the NASDAQ Global Select Stock Market or ceasing to be authorized to be quoted on the NASDAQ Global Select Stock Market;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition or disposition by any person of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For a shareholder to validly tender Shares pursuant to the Offer, (a) a Letter of Transmittal, properly completed and duly executed, and the certificate(s) representing the tendered Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) a Letter of Transmittal (or facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required Agent's Message (as defined below) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date and Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a book-entry confirmation must be received by the Depositary) prior to the Expiration Date, or (c) the shareholder must comply with the guaranteed delivery procedures set forth below.

        Odd lot holders who tender all of their Shares must check the box entitled "Odd Lots" in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs may apply if shareholders tender Shares through the broker, dealer, commercial bank, trust company or other nominee and not directly to the Depositary.

        Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

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  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

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  your tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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  the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed an d includes all signature guarantees required, or an Agent's Message.

        For these purposes, a "trading day" is any day on which the NASDAQ Global Select Stock Market is open for business.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Procedures for Stock Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise such vested options and tender the Shares received upon exercise in accordance with the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder's certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.

We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, acting directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares in accordance with the terms of the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender in accordance with the terms of the Offer. Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or Equivalent Securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

        Lost or Destroyed Certificates.    Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company N.A., the Depositary and transfer agent for the Shares, at the address set forth on the back cover of this Offer to Purchase, by calling (877) 373-6374 (toll free) from the U.S. or by calling +1 (781) 575-2879 from outside of the U.S., for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Wednesday, January 30, 2013.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay the purchase price for (and thereby purchase) up to 25,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn. We may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        On the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.     Conditional Tender of Shares.

        Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Shares properly tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

        Any tendering shareholder wishing to make a conditional tender must appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if more than 25,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to be less than 25,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 25,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all their Shares.

7.     Conditions of the Offer.

        The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if any time on or after the date of this Offer to Purchase and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal or any statute, rule, regulation, judgment, order, injunction or other action threatened, proposed, enacted or deemed to be applicable to the Offer or us or any of our subsidiaries, in each case, that directly or indirectly:

  •
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

  •
  in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on November 29, 2012, the last trading day prior to commencement of the Offer;

  •
  the commencement or material escalation of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after the date of this Offer to Purchase;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of the Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary (other than the Offer), has been proposed, announced or made by any person or has been publicly disclosed; or

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 29, 2012);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 29, 2012, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NASDAQ Global Select Stock Market or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (excluding any action or inaction by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.     Price Range of Shares.

        The Shares are listed and traded on the NASDAQ Global Select Stock Market under the trading symbol "UTSI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the NASDAQ Global Select Stock Market.

	HIGH	LOW
Fiscal Year Ended December 31, 2010
First Quarter	$2.98	$1.85
Second Quarter	$3.26	$1.65
Third Quarter	$2.31	$1.80
Fourth Quarter	$2.58	$1.90
Fiscal Year Ended December 31, 2011
First Quarter	$2.42	$2.00
Second Quarter	$2.92	$1.44
Third Quarter	$1.65	$1.01
Fourth Quarter	$1.59	$0.89
Fiscal Year Ended December 31, 2012
First Quarter	$1.66	$1.23
Second Quarter	$1.48	$1.08
Third Quarter	$1.21	$0.96
Fourth Quarter (Through November 21, 2012)	$1.05	$0.73

        On November 29, 2012 the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on the NASDAQ Global Select Stock Market was $0.92 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

9.     Source and Amount of Funds.

        Assuming that 25,000,000 Shares are purchased in the Offer at $1.20 per Share, the aggregate purchase price of the Offer will be $30 million. We intend to use cash on hand to purchase Shares in the offer and to pay all related fees and expenses.

10.   Certain Information Concerning Us.

        Our Business.    We are a leading provider of media operational support services and broadband equipment products and services. Our focus is to provide next generation media operational support services in the rapidly growing markets for TV over IP services and broadband equipment products and services. UTStarcom is committed to meeting the evolving needs of cable and broadband service providers to enable a more personalized entertainment experience. The Company sells its media operational support services and broadband equipment products and services to operators in both emerging and established broadband and cable markets around the world. We also provide the telecommunications carriers and other customers with increased revenue opportunities by enhancing their subscribers' user experience. The majority of our sales have been to service providers in Japan and India, and other markets in the Asia Pacific, Latin America and Europe. For more information regarding the history and development of our business, please see the information provided under the "Item 4.A Information on the Company—History and Development of the Company" in our Annual Report on Form 20-F filed with the SEC on April 27, 2012, which is incorporated herein by reference.

        Our customers, typically telecommunications and cable service providers, enable delivery of wireless, wire line and broadband access services including data, voice, and/or television to their subscribers. They include, but are not limited to, local, regional, national and international telecommunications carriers, including broadband, cable, internet, wire line and wireless providers. Telecommunications and cable service providers typically require extensive proposal review, product certification, test and evaluation and network design and, in most cases, are associated with long sales cycles. Our customers' networking requirements are influenced by numerous variables, including their size, the number and types of subscribers that they serve, the relative teledensity (the number of phone lines per 100 persons) of the geography served, their subscriber demand for IP communications and access services in the served geography. Our business has been evolving and expanding in the higher margin higher growth media operational support services business and away from some of our historic lower margin businesses. For more information regarding recent developments regarding our business, please see the information provided in our Report on Form 6-K filed with the SEC on November 15, 2012, which is incorporated herein by reference.

        Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Issuer Tender Offer Statement on Schedule TO that we filed with the SEC and documents incorporated by reference herein and therein. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We expressly incorporate by reference each of the following documents:

SEC Filings	Date Filed
Annual Report on Form 20-F for year ended December 31, 2011	April 27, 2012
Current Reports on Form 6-K
March 13, 2012; May 16, 2012; July 27, 2012; August 13, 2012; August 24, 2012; September 5, 2012; October 1, 2012; October 11, 2012: October 18, 2012; October 26, 2012; November 15, 2012; November 19, 2012

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference, including any exhibits to those documents, are available from us without charge at our principal executive office located at 52-2 Building, BDA International Enterprise Avenue, No. 2 Jingyuan North Street, Daxing District, Beijing, P.R. China. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.utstar.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of November 21, 2012, we had 143,695,796 Shares issued and outstanding, and 14,272,816 treasury Shares. We are offering to purchase up to 25,000,000 Shares. If we purchase 25,000,000 Shares in the Offer, we would purchase approximately 17.4% of the Shares issued and outstanding as of November 21, 2012.

        The following table sets forth information regarding beneficial ownership of our ordinary shares as of November 21, 2012 (except as otherwise noted) by:

  •
  each person or entity known by us to beneficially own more than 5% of our ordinary shares;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all UTStarcom directors and all executive officers as a group.

The information provided in the table is based on information filed with the SEC and information provided to UTStarcom on or about November 21, 2012. The number of shares beneficially owned by each person, entity, director or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person or entity beneficially owns any shares as to which the person or entity has or shares voting or investment power. In addition, a person or entity beneficially owns any shares that the person or entity has the right to acquire within 60 days of November 21, 2012. Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

        Unless otherwise noted, the address of each person listed is: UTStarcom Holdings Corp., 52-2 Building, BDA International Enterprise Avenue, No. 2 Jingyuan North Street, Daxing District, Beijing, P.R. China. The percentage of shares beneficially owned and votes held by each listed person is based upon 143,695,796 ordinary shares outstanding as of November 21, 2012.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Total Outstanding(2)
Directors and Executive Officers
William Wong(3)	*	*
Hong Liang Lu(4)	3,401,026	2.4%
Xiaoping Li	*	*
Baichuan Du(5)	*	*
Linzhen Xie(6)	*	*
Tianruo Pu(7)	*	*
Sean Shao(8)	*	*
Principal Shareholders
Entities affiliated with Shah Capital Management(9)	19,004,034	13.2%
Entities affiliated with Softbank Corp.(10)	14,651,630	10.2%
E-Town International Holding (Hong Kong) Co. Limited(11)	11,363,636	7.9%
Artis Capital Management, L.P.(12)	7,973,127	5.5%

*
Less than 1%

(1)
Unless otherwise indicated, the address for all beneficial owners is c/o 52-2 Building, BDA International Enterprise Avenue, No. 2 Jingyuan North Street, Daxing District, Beijing, P.R. China, 100176.

(2)
The percentage of beneficial ownership was calculated based on the total number of our ordinary shares outstanding as of November 21, 2012. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting power or investment power with respect to securities. Shares subject to options which are exercisable within 60 days of November 21, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(3)
Shares owned directly by Mr. Wong and shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012 in aggregate represent less than 1% of our total outstanding shares.

(4)
Consists of 2,214,677 shares owned directly by Mr. Lu and his spouse, 80,775 shares registered in the name of The Lu Charitable Remainder Trust, of which Mr. Lu is the trustee, 49,225 shares registered in the name of The Lu Family Trust, of which Mr. Lu is a trustee and of which Mr. Lu and his spouse are beneficiaries, 229,000 shares owned by The Lu Family Limited Partnership, of which Mr. Lu is a general partner, and 827,349 shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012.

(5)
Shares owned directly by Mr. Du and shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012 in aggregate represent less than 1% of our total outstanding shares.

(6)
Shares owned directly by Mr. Xie and shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012 in aggregate represent less than 1% of our total outstanding shares.

(7)
Shares owned directly by Mr. Pu and shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012 in aggregate represent less than 1% of our total outstanding shares.

(8)
Shares owned directly by Mr. Shao and shares issuable upon exercise of options that are exercisable currently or within 60 days of November 21, 2012 in aggregate represent less than 1% of our total outstanding shares.

(9)
Information based on Schedule 13D, Amendment No. 5, filed with the Commission on July 17, 2012 by Shah Capital Management, Shah Capital Opportunity Fund LP and Himanshu H. Shah. Includes 916,422 ordinary shares over which Himanshu H. Shah holds sole voting and dispositive power, and also includes (i) 18,087,612 ordinary shares over which Shah Capital Management holds shared voting and dispositive power and (ii) 14,750,000 ordinary shares over which Shah Capital Opportunity Fund L.P holds shared voting and dispositive power. The address of the principal business office of Shah Capital Management and Shah Capital Opportunity Fund LP is 8601 Six Forks Road, Suite 630, Raleigh, NC 27615.

(10)
Information based on Schedule 13G, Amendment No. 2, filed with the Commission on March 28, 2007 by Softbank Corp., Softbank America, Inc. and Softbank Holdings, Inc. Includes 14,651,630 shares registered in the name of Softbank America Inc., a Delaware corporation. Softbank America Inc. is a wholly owned subsidiary of Softbank Holdings Inc., a Delaware corporation. Softbank Holdings Inc. is a wholly owned subsidiary of Softbank Corp., a Japanese corporation. Softbank America Inc. has sole power to vote or direct the voting of the 14,651,630 shares and sole dispositive power over the 14,651,630 shares. The business address for the principal business office is c/o Softbank Corp., Tokyo Shiodome Blvd., 1-9-1, Higashi-shimbashi, Minato-ku, Tokyo 105-7303 Japan.

(11)
Information based on Schedule 13D, Amendment No. 1, jointly filed with the Commission on October 1, 2010 by E-Town International Holding (Hong Kong) Co., Limited ("E-Town") and BEIID. As the parent company of E-Town, BEIID has the power to direct the vote and the disposition of the shares held by E-Town. The address of the principal business office of BEIID and E-Town is 6F Bldg 61 No.2 Jing Yuan North Street, BDA, Daxing District, Beijing, P. R. China.

(12)
Information based on Schedule 13G filed with the Commission on February 14, 2012 by Artis Capital Management, L.P. Includes 9,935,518 ordinary shares beneficially and jointly owned by Artis Capital Management, L.P. The address of the principal business office of Artis Capital Management, L.P. is One Market Plaza, Steuart Tower, 27th Floor, San Francisco, CA 94105.

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including Shares they are deemed to beneficially own).

        Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries other than as disclosed in this Offer to Purchase, has effected any transactions involving the Shares during the 60 days prior to November 30, 2012, except for repurchases by the Company, in connection with the Share Repurchase Program discussed below, under which the Company repurchased an aggregate of 1,716,018 outstanding shares for a price per share ranging from $0.75 to $1.04 during the 60 days prior to November 30, 2012.

        Share Repurchase Program.    On August 12, 2011, our Board of Directors approved a share repurchase program of up to $20 million of our outstanding shares over the subsequent 12 months through August 15, 2012. The Board has extended the share repurchase program through February 15, 2013. As of November 21, 2012, we have repurchased approximately $14.7 million worth of our shares. All the repurchased shares have been classified as our treasury shares. This program was terminated in connection with the announcement of the Offer on November 19, 2012.

        BEIID Stockholder Rights Agreement.    On February 1, 2010, we entered into a Stockholder Rights Agreement with Beijing E-town International Investment and Development Co., Ltd., or BEIID (the "BEIID Rights Agreement"). Under the BEIID Rights Agreement, BEIID has the contractual right to designate one person to be elected to our Board of Directors. Mr. Xiaoping Li currently serves on our Board of Directors as the nominee of BEIID. Further, under the terms of the Rights Agreement, BEIID has certain demand and piggyback registration rights following a lock-up period whereby BEIID agreed to hold the shares acquired in connection with the BEIID Rights Agreement for at least nine (9) months following such purchase. Subject to certain exceptions, BEIID also agrees to vote their shares in favor of any business or proposal recommended by the Board of Directors and in favor of any director nominee nominated by the nominating and corporate governance committee of the Board of Directors. For more information regarding the BEIID Rights Agreement, please see the full agreement which has been filed as an Exhibit to the Report on Form 8-K filed with the SEC on February 4, 2010, which is incorporated herein by reference.

        Shah Capital and Elite Noble Stockholder Rights Agreement.    On February 1, 2010, we entered into a Stockholder Rights Agreement with Shah Capital Opportunity Fund LP, or Shah Capital, and Elite Noble Limited, or Elite Noble (the "Shah and Elite Rights Agreement"). Under the Shah and Elite Rights Agreement, Shah Capital and Elite Noble have certain demand and piggyback registration rights following a lock-up period whereby each agreed to hold the shares acquired in connection with the Shah and Elite Rights Agreement for at least nine (9) months following such purchase. Subject to certain exceptions, Shah Capital and Elite Noble each also agree to vote their shares in favor of any business or proposal recommended by the Board of Directors and in favor of any director nominee nominated by the nominating and corporate governance committee of the Board of Directors. For more information regarding the Shah and Elite Rights Agreement, please see the full agreement which has been filed as an Exhibit to the Report on Form 8-K filed with the SEC on February 4, 2010, which is incorporated herein by reference.

        Equity Incentive Plan.    The 2006 Equity Incentive Plan, or 2006 Plan, was implemented on July 21, 2006 after being adopted by the Board of Directors on June 6, 2006 and approved by the Company's stockholders on July 21, 2006. The 2006 Plan replaces the 1997 Plan, the 2001 Plan, and the 2003 Plan, or collectively, the Prior Plans. The 2006 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) other stock or cash awards ("Award," collectively, "Awards"). Those who are eligible for Awards under the 2006 Plan include employees, directors and consultants who provide services to the Company and its affiliates.

        The maximum aggregate number of shares that may be awarded and sold under the 2006 Plan is 4,500,000 shares plus (i) any shares that have been reserved but remain unissued under the Prior Plans as of July 21, 2006, and (ii) any shares subject to stock options or similar awards granted under the Prior Plans that expire or become exercisable without having been exercised in full and shares issued pursuant to awards granted under the Prior Plans that are forfeited to or repurchased by the Company. As of November 21, 2012, the number of shares transferred from the Prior Plans to the 2006 plan totaled 25,211,803. As of November 21, 2012, 6,249,867 options and restricted stock units were outstanding under the 2006 Plan.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.   Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.   Certain Tax Consequences.

        The following summary of certain material Cayman Islands, People's Republic of China and United States federal income tax consequences of the Offer is based upon laws and relevant interpretations thereof as of the date of this Offer, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an exchange of Shares for payment pursuant to this Offer, such as the tax consequences under state, local and other tax laws.

Certain U.S. Federal Income Tax Consequences

        The following discussion describes certain material U.S. federal income tax consequences of the Offer to shareholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

        This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing final and temporary regulations promulgated thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below.

        This discussion applies only to beneficial owners of our Shares that own the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., banks and other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, "S" corporations,

U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our Shares should consult their own tax advisors regarding the tax consequences of participating in the Offer.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

Consequences of the Offer to U.S. Holders.

        The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of Shares exchanged pursuant to the Offer. For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. Our purchase of Shares pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

        Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the U.S. Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of Shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only stock of the Company actually owned by such holder but also stock of the Company actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own stock of the Company owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain stock of the Company which the U.S. Holder has an option to acquire or can acquire by exchange of a convertible security.

        One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

  •
  Complete Redemption.  The purchase of Shares pursuant to the Offer will result in a "complete redemption" of a U.S. Holder's equity interest in the Company, if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the "complete redemption" test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire stock of the Company will be treated as the constructive owner of such stock and therefore will not be eligible for "complete redemption" treatment, even if all of such U.S. Holder's actual Shares are sold in the transaction.

  •
  Substantially Disproportionate.  In general, the purchase of a U.S. Holder's Shares pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a U.S. Holder's Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in us, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

        We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder doesn't actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder's Shares must be purchased by us if any such Shares so tendered are purchased.

        Treatment of a Distribution in Respect of Shares.    If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's Shares, and the U.S. Holder's tax basis in the Shares exchanged generally will be added to any Shares retained by such holder. This distribution generally will be treated as a dividend of U.S. source income, which may be taxable as ordinary income to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder's Shares, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder's gross income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder's Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis (as increased above) in its remaining Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Shares for more than one year. U.S. Holders that are corporations generally will be entitled to claim a dividends received deduction with respect to any distributions that they receive from us.

        Special rules may apply to any "extraordinary dividend" paid by us. Generally, an "extraordinary dividend" is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder's adjusted tax basis (or fair market value upon the shareholder's election) in such Share. In addition, "extraordinary dividends" include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the shareholder's adjusted tax basis (or fair market value).

        Treatment of a Sale of Shares.    A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by us pursuant to the Offer and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder's tax basis in such Shares. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to certain limitations (including the "wash sale" rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

        Medicare Surtax.    Legislation enacted in 2010 will require certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% Medicare surtax on net investment income, including dividends and gains from the sale or other taxable disposition of the Shares, for taxable years beginning after December 31, 2012. U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of the Shares.

        Reporting Requirement for Significant Holders.    A U.S. Holder that is considered a "significant holder" within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges Shares for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation.

        Passive Foreign Investment Company.    Pursuant to Section 7874 of the Code we will be treated as a U.S. corporation for all purposes under the Code. Because we will be treated as a U.S. corporation for all purposes under the Code, we will not be treated as a "passive foreign investment company," as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.

Consequences of the Offer to Non-U.S. Holders.

        The following is a summary of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of Shares exchanged pursuant to the Offer. A "Non-U.S. Holder" is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        As described above, pursuant to Section 7874 of the Code, we will be treated as a U.S. corporation for all purposes under the Code. As a result, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S., or the Non-U.S. Holder provides to the Depositary evidence satisfactory to the Depositary that its distribution will be considered to be received in a sale or exchange pursuant to Section 302 of the Code, and the appropriate IRS Form W-8 is provided. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a holder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the tests under Section 302 of the Code described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

        Gain realized by a Non-U.S. Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to federal income tax if the exchange is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-U.S. Holder), (2) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, (3) our Shares that are exchanged constitute a United States real property interest because we are a United States real property holding corporation, or (4) the Non-U.S. Holder does not qualify for an exemption from backup withholding, as discussed below.

        Non-U.S. Holders described in clause (1) above will be subject to federal income tax on a net income basis at applicable graduated federal income tax rates generally in the same manner as if such holder were a United States person, and in the case of a corporate Non-U.S. Holder, such Non-U.S. Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-U.S. Holder provided that such Non-U.S. Holder has timely filed federal income tax returns with respect to such losses. With respect to clause (3) above, we do not believe we have been a United States real property holding corporation during the five-year period preceding the sale pursuant to the Offer.

        To the extent that amounts received by a Non-U.S. Holder with respect to our purchase of Shares under the Offer are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of federal income tax under the circumstances described above.

        In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Information Reporting and Backup Withholding.

        Under U.S. Treasury Regulations, we generally must report annually to the IRS and to each Holder payments on our Shares made to such Holder and the tax withheld with respect to such payments, regardless of whether withholding was required. In the case of a Non-U.S. Holder, copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

        A U.S. Holder will be subject to backup withholding (currently at a rate of 28% through the end of 2012, but scheduled to increase to 31% on January 1, 2013, absent legislative action) if (i) the U.S. Holder fails to furnish a taxpayer identification number, or TIN to us; (ii) the IRS notifies us that the TIN furnished by the U.S. Holder is incorrect; (iii) there has been a notified underreporting described in section 3406(c) of the Code; (iv) the U.S. Holder has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code or (v) the U.S. Holder does not otherwise establish an exemption from backup withholding.

        The amount of a distribution paid to a Non-U.S. Holder in respect of its Shares that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate unless the recipient is exempt from such requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, that Holder must submit an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable, signed under penalties of perjury, attesting to that Holder's status as a non-U.S. person for U.S. federal income tax purposes.

        A Non-U.S. Holder that is an exempt recipient is not subject to information reporting and backup withholding on gross proceeds of a disposition of Shares where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of gross proceeds of a disposition of Shares where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment of gross proceeds if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning the Offer. If:

  •
  we (a) increase or decrease the price to be paid for Shares, (b) decrease the number of Shares sought in the Offer, or (c) increase the number of Shares accepted in the Offer by more than 2% of the outstanding Shares, and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then the Offer will be extended until the expiration of a period of ten business days.

15.   Fees and Expenses.

        We have retained Jefferies & Company, Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

        We have retained Alliance Advisors LLC to act as Information Agent and Computershare Trust Company N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UTSTARCOM HOLDINGS CORP., THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

 UTSTARCOM HOLDINGS CORP.

November 30, 2012

UTSTARCOM HOLDINGS CORP.

November 30, 2012

        For eligible institutions only, facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares, and any other required documents, should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at its address as set forth below.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission (for eligible institutions only):	By Overnight Courier or Hand Delivery:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions Facsimile: (617) 360-6810 To Confirm: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed either to the Information Agent or the Dealer Manager at their respective telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Phone: (877) 777-5603
E-mail: reorg@allianceadvisorsllc.com

The Dealer Manager for the Offer is:

Jefferies

Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
Phone: (877) 547-6340

QuickLinks

  Exhibit a(1)(i)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER
  UTSTARCOM HOLDINGS CORP.